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                                                                    EXHIBIT 4.13

                       SUPPLEMENTAL DEBENTURE AGREEMENT


     This Supplemental Debenture Agreement, dated November 27, 1996 (the "Supplemental Debenture Agreement"), is made by and between Cupertino National Bancorp, a California corporation ("Cupertino"), and Mid-Peninsula Bancorp, a California corporation ("Mid-Peninsula").

                                   RECITALS

     A. Cupertino is the issuer of those certain 11.5% Subordinated Debentures Due 2005 (the "Debentures") pursuant to the terms and conditions set forth in that certain Debenture Agreement, dated as of September 27, 1995, as amended by that certain Supplemental Debenture Agreement dated as of November 22, 1996 (the "Debenture Agreement"), and that certain Private Placement Offering Memorandum, dated August 22, 1995 to the Debenture holders.

     B. Cupertino and Mid-Peninsula have entered into a Second Amended and Restated Agreement and Plan of Reorganization and Merger, dated as of August 20, 1996 (the "Reorganization Agreement") and a Merger Agreement, dated November 15, 1996, pursuant to which Cupertino shall, by operation of law, be merged with and into Mid-Peninsula (the "Merger"), the name of Mid-Peninsula shall be changed to Greater Bay Bancorp ("GB Bancorp"), and GB Bancorp shall be the surviving entity.

     C. Section 9.1 of the Debenture Agreement prohibits Cupertino from, inter alia, merging with any other corporation unless (i) the corporation into which Cupertino is merged shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia; (ii) the corporation into which Cupertino is merged shall expressly assume, by a supplemental debenture agreement in form reasonably satisfactory to Cupertino, the obligations of Cupertino under the Debenture Agreement; (iii) immediately after giving effect to the merger, no event of default shall have occurred or be continuing; (iv) immediately after giving effect to the merger, Cupertino National Bank & Trust ("CNB"), a wholly-owned subsidiary of Cupertino, shall be in compliance with all applicable minimum capital requirements; and (iv) Cupertino shall have obtained an opinion of counsel stating that such merger and such supplemental debenture agreement complies with the requirements of Section
9.1 of the Debenture Agreement and that all conditions precedent therein have been complied with.

     D. Cupertino and Mid-Peninsula desire, by this Supplemental Debenture Agreement, to evidence the assumption, by Mid-Peninsula, of the obligations of Cupertino under the Debenture Agreement and Debentures, as required by Section
9.1 of the Debenture Agreement, effective upon the Effective Time of the Merger (as such term is defined in the Reorganization Agreement).

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                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, Cupertino and Mid-Peninsula, intending to be legally bound, agree as follows:

     1.  Assumption. At and after the Effective Time of the Merger,
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Mid-Peninsula assumes and agrees to perform, satisfy, discharge and observe each and every obligation, liability, duty and covenant on the part to be performed or observed by Cupertino under the Debenture Agreement and the Debentures, including, without limitation, the due and punctual payment of the principal of and any interest on the Debentures as and when due.

     2.  Representations and Warranties.

         (a)  By Cupertino. Cupertino hereby represents and warrants to
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Mid-Peninsula as follows:

              (i) Cupertino is a corporation duly organized, validly existing and in good standing under the laws of California;

              (ii)  the copy of the Debenture Agreement attached as Exhibit A
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hereto is a complete and accurate copy of the Debenture Agreement as currently in effect;

              (iii) At the date hereof, Cupertino is not in default under the Debenture Agreement, no event has occurred and is continuing which, after notice or lapse of time or both, would constitute a default under the Debenture Agreement and, immediately after giving effect to the Merger, Cupertino shall not be in default under the Debenture Agreement and no event shall have occurred and be continuing which, after notice or lapse of time or both would constitute a default under the Debenture Agreement.

              (iv) At the date hereof, CNB is and, immediately after giving effect to the Merger, CNB shall be, in compliance with all applicable minimum capital requirements.

         (b)  By Mid-Peninsula. Mid-Peninsula hereby represents and warrants to
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Cupertino that Mid-Peninsula is a corporation duly organized, validly existing and in good standing under the laws of California.

     3.  Effect of Assumption. From and after the Effective Time of the Merger,
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GB Bancorp shall succeed to, and be substituted for, and may exercise every right and power of, Cupertino under the Debenture Agreement with the same effect as if GB Bancorp had been originally named in the place and stead of Cupertino in the Debenture Agreement, and the

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Debenture holders shall look solely and exclusively to GB Bancorp for the performance and discharge of the obligations of Cupertino under the Debenture Agreement and the Debentures.

     4.  No Other Amendments. The Debenture Agreement, as expressly modified by
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the terms of this Supplemental Debenture Agreement, shall remain in full force and effect in accordance with its terms.

     5.  General Provisions.

         (a) This Supplemental Debenture Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against the party whose signature is affixed thereto, and together which shall constitute but one and the same document.

         (b) This Supplemental Debenture Agreement, being adopted without the consent of the Debenture holders pursuant to Section 8.1 of the Debenture Agreement, shall be binding on and shall inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives, and each and every Debenture holder.

         (c) This Supplemental Debenture Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts to be performed wholly within such State.

         (d) The captions and headings used in this Supplemental Debenture Agreement are for covenience of reference only and shall not affect the meaning or interpretation of any provision of this Supplemental Debenture Agreement.

     IN WITNESS WHEREOF, Cupertino and Mid-Peninsula have caused this Supplemental Debenture Agreement to be executed by their respective duly authorized officers, effective as of the Effective Time of the Merger.


CUPERTINO NATIONAL BANCORP                 MID-PENINSULA BANCORP

By /s/ C. Donald Allen                     By /s/ David L. Kalkbrenner
  ------------------------                   --------------------------
  C. Donald Allen                            David L. Kalkbrenner
  President                                  President

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